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                                                                    EXHIBIT 99.1


                                 Visiontech LTD.

                             COMPANY NO. 51-223122-6

                           3(9) SHARE OPTION AGREEMENT


To ____________

We are pleased to notify you that Visiontech Ltd. (the "COMPANY") hereby grants to you, as of _________________ (the "GRANTING DATE"), options (the "OPTIONS") to purchase ____________(_____________) Ordinary Shares, nominal value NIS 0.01 per share, of the Company (the "OPTION SHARES"), at the price of NIS ________ (______________________) per share (the "EXERCISE PRICE"). Upon the issuance of the Shares and until IPO the Shares do not grant any voting rights or other rights as a shareholder other than the right to receive dividends (the "OPTIONS SHARES"). The Options are granted pursuant to Section 3(9) of the Israel Income Tax Ordinance (New Version), as amended (the "ORDINANCE"), including the rules promulgated thereunder (the "RULES"). The Options are subject to the terms and conditions set forth below. The Options are granted to you pursuant to the Employment agreement signed between you and the Company on _______________ (the "EMPLOYMENT AGREEMENT").

1.       EXECUTION OF OPTION AGREEMENT

         The Options are granted to you as the Granting Date. However, the execution hereof does not oblige you to exercise any of the Options.

2.       TERM OF OPTIONS AND EXERCISE OF OPTIONS

2.1. The Options will be exercisable (i.e., vest), subject to the provisions hereof:

         2.1.1    _________ (_____________________) of the Options upon the
                  _____ month anniversary date of the Granting Date.

         2.1.2    The remaining __________ (______________________) Options
                  (totaling 100% of the Options) shall be divided into _______ equal portions, where each portion shall be granted upon every beginning of each month.

2.2. Subject to the provisions hereof, the vested Options shall be exercisable by signing and returning to the Secretary of the Company a Notice of Exercise in the form attached hereto as Exhibit A. Upon exercise of the Options, in whole or in part, each payment of the Exercise Price shall be in respect of a whole number of Option Shares only and shall be effected by cash payment or by a cashier's or certified check payable to the order of the Company.

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         2.3.     If any law or regulation requires the Company to take any
                  action with respect to the Option Shares so demanded before the issuance thereof, then the date of their issuance shall be delayed to the extent necessary to take such action.

         2.4. Vested options may only be exercised during the period ending on the tenth anniversary of the Granting Date. Vested options, which are not exercised within the period ending on the tenth anniversary of the Granting Date, will expire and become null and void.

         2.5. Until such time as the Trustee, if appointed, transfers the Option Shares to you under Section 5 hereof, you will not be entitled to any rights as a shareholder of the Company in respect of any Option Shares, including any right to vote by virtue of such shares. Upon transfer to you of the Option Shares by the Trustee as aforesaid, and thereafter, you will be entitled only to receive dividends in respect of such shares.

         2.6. The Company may place a legend on each share certificate delivered hereunder representing an Option Share, to the effect that such shares were acquired pursuant to an investment representation and are subject to limitations on offers, transfers and sales, as provided hereunder.

3.       DEATH OR DISABILITY; TERMINATION OF EMPLOYMENT AGREEMENT

         Subject to the provisions of Section 4 hereof, if you should die or become totally disabled during the term of the Employment Agreement, or if your Employment Agreement shall be terminated for any reason other than your death or Disability ("TERMINATION"), you, your estate or your personal representative, as the case may be, shall have the right, for a period of twelve (12) months from the date of your death or disability, or for three (3) months from the date of Termination, as the case may be, to exercise any vested, unexpired Options to the extent not theretofore exercised, in accordance with Section 2.2 hereof. Any Options, which are not vested at the time of the Termination or your death or disability, shall immediately expire and be null and void.

4.       TERMINATION FOR CAUSE

         Notwithstanding, anything in Section 2 and 3 hereof to the contrary, if the Employment Agreement shall be terminated by the Company or a Subsidiary of the Company for Cause (as defined hereunder), all unexercised Options granted to you (whether vested or not) under this Agreement shall immediately expire and shall be null and void.

         The term "Cause" shall mean (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed;
         (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of fiduciary duties or duties of care to the


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         Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors of the Company to be materially detrimental to the Company.

5.       TRUST

         The Company may elect to appoint a trustee ("TRUSTEE") in the future, in the sole discretion of the Company; in such an event:

         5.1. The Trustee shall not transfer any Option Shares to you prior to your exercise of the Options to which such Option Shares relate.

         5.2. Subject to Section 5.1 and upon your demand, the Trustee shall release any Option Shares to you but only after (i) the receipt by the Trustee of an acknowledgment from the Income Tax Authority that you have paid any applicable tax due pursuant to the Ordinance, or (ii) the Trustee withholds any applicable tax due pursuant to the Ordinance and Rules.

         5.3. You hereby undertake to exempt the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in connection with any Option or Option Share granted to you hereunder.

6.       ASSIGNABILITY

         Neither the Options nor the right to pay for the Option Shares and to acquire certificates therefore, shall be assignable or transferable, except to the extent permitted by testamentary disposition or pursuant to the applicable laws of descent. During your lifetime such rights shall be exercised only by yourself.

7.       DISPUTES

         Any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be resolved by the Company's Board of Directors in its sole discretion and any interpretation by the Board of Directors of the terms of this Agreement shall be final, binding and conclusive.

8.       ADJUSTMENTS

         8.1. In the event that the ordinary shares of the Company are subdivided or combined into a greater or smaller number of shares, as the case may be, or the ordinary shares of the Company are exchanged for other securities of the Company, appropriate adjustments shall be made to the Exercise Price and/or to the number of Option Shares covered by the Options to reflect such subdivision, combination or exchange.

         8.2. In the event of a merger of the Company with or into another corporation whereby the Company is not the surviving entity, or the sale of all or


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                  substantially all of the assets or shares of the Company (a
                  "TRANSACTION"), while unexercised Options remain outstanding, the Options shall be replaced by an appropriate number of options to purchase shares of the surviving entity, which shares shall have substantially the same terms as Option Shares.

         8.3. If the Company is liquidated or dissolved while unexercised Options remain outstanding, then all such outstanding Options may be exercised in full by you by giving notice in writing to the Company of your intention to so exercise, as of the effective date of any such liquidation or dissolution of the Company, without regard to the vesting provisions hereof.

         8.4. In the event that the Company issues any of its ordinary shares or other securities as bonus shares upon or with respect to any shares which are at the time subject to a right of purchase by you hereunder, you shall be entitled, upon exercising such right, to receive (if you so elect), in addition to the Option Shares as to which you are exercising such right, the number of bonus shares which you would have received had you been the holder of the Option Shares as to which you are exercising your right at all times between the date of the granting of such right and the date of its exercise and on the same terms and conditions as offered to the other shareholders.

         8.5. Except as provided in this Section 8, no adjustments shall be made for dividends or other rights for which the record date shall be prior to the issuance of a share certificate in respect of an Option Share.

9.       RIGHTS PRIOR TO EXERCISE OF OPTION; LIMITATIONS AFTER PURCHASE OF
         SHARES

         9.1. Subject to the provisions of Section 9.2 below, you will not have any of the rights or privileges granted to a shareholder of the Company with respect to any Option Shares, unless an Option is exercised and you are registered as holder of such Option Shares in the Company's register of members. Furthermore, upon the issuance of the Option Shares and until IPO the Option shares do not grant any voting rights or other rights as a shareholder other than the right to receive dividends.

         9.2. With respect to all Option Shares (in contrary to unexercised Options) issued upon the exercise of Options granted to you, you will be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends. During the period in which Option Shares issued to the Trustee, if appointed, on your behalf are held by the Trustee, the cash dividends paid with respect thereto shall be paid directly to you.


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         9.3.     You acknowledge that if the Company's shares are registered for trading in any public market, your right to sell Option Shares may be subject to some limitations, as set forth by the Company's underwriters. In such event, you will unconditionally agree to any such limitations.

10.      TAX CONSEQUENCES AND APPLICATION OF SECTION 3(9) OF THE ORDINANCE

         10.1. You understand and acknowledge that any tax consequences resulting from the grant or exercise of the Options, from payment for shares underlying the Options or from any other event or act relating to the Options or the Option Shares (by the Company, any subsidiary of the Company, or yourself) shall be borne solely by you.

         10.2. You hereby agree and undertake to indemnify the Company and the Trustee, if appointed, and hold each of them harmless against and from any tax liability, including interest and penalties thereon, which may be incurred as a result of the granting or exercise of an Option or the issuance of Option Shares pursuant to such Options, or otherwise arising out of this Agreement.

         10.3. In the event that a share dividend (bonus shares) is declared on Option Shares, such shares shall be subject to the provisions of this Agreement and the holding period for such shares shall begin on the same date as the holding period for the Option Shares with respect to which the dividend was declared.

11.      GOVERNING LAWS

         This agreement shall be subject to, governed by and interpreted in accordance with the laws of the State of Israel.

Sincerely yours,

Visiontech Ltd.


By: ____________________________


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I, the undersigned, am familiar with the terms and provisions hereof, and hereby accept these Options subject to all of the terms and provisions thereof. I have reviewed this Agreement in its entirety, had an opportunity to obtain the advice of an independent counsel prior to executing this Agreement and fully understand all provisions of the Agreement. I hereby accept the Agreement as binding.

Name:____________________________


Signature:______________________________


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                                    EXHIBIT A

                      NOTICE OF EXERCISE OF VESTED OPTIONS

I, ___________________, ID no. _____________, hereby notify Visiontech Ltd. (the
"Company") that I elect to purchase __________ (______________________) ordinary shares of the Company (the "Purchased Shares") at the option exercise price of NIS ________ (________________________) per share (the "Exercise Price")
pursuant to the Options granted to me under my agreement with the Company.

Concurrent with the delivery of this Exercise Notice to the Company, I shall hereby pay to the Company the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Company and shall deliver whatever additional documents may be required by such agreement as a condition for exercise.

I am aware that the Company intends to issue additional shares in the future to various entities and individuals, as the Company in its sole discretion shall determine.



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Date
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                                        Signature

                                        Name:
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                                        Address:
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